EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective the First day of April 2008 by and between Green Star Alternative Energy Inc., a Nevada corporation with principal offices at 1660 Hotel Circle North, Suite 207, San Diego, California 92108 (the "Company"), and De Castro Investments, Inc. ("Executive").

WHEREAS:

A. The Company and the Executive acknowledge and agree that the Company has, prior to the execution of this Agreement, employed Executive under various oral and written agreements, understandings, and arrangements.

B. The Company and the Executive acknowledge and agree that each party seeks to revoke all prior oral and written agreements, understandings, and arrangements between the Company and the Executive in connection with Executive's employment by the Company.

C. The Company desires to be assured of the continued association and services of Executive for the Company.

D. Executive is willing and desires to be employed by the Company, and the Company is willing to employ Executive, upon the terms, covenants and conditions hereinafter set forth.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1.00. EMPLOYMENT. The Company hereby employs Executive, subject to the supervision and direction of the Company's Board of Directors and Executive, through Jesse M. De Castro, shall hold the title of Chief Financial Officer and Secretary of the Company.

2.00. TERM OF EMPLOYMENT. The initial term (the "Initial Term") of Executive's employment shall be for the period commencing on the first date written above and terminating three years thereafter. The term of employment shall be automatically renewed for a one (1) year term (the "Renewal Term") and each year thereafter following the close of the Initial Term unless the Company gives written notice to Executive no later than sixty (60) days prior to the close of the Initial Term.

3.00. COMPENSATION & REIMBURSEMENT. The Company and the Executive agree that the Company shall pay Executive a salary, compensation, benefits, and reimbursement for allowable expenses as follows:

3.01. SALARY. Subject to the conditions set forth in Section 3.00, for all services rendered by Executive under this Agreement, the Company shall pay Executive a base salary of Two Thousand Dollars ($2,000) (U.S.D.) per month for the period from April 1, 2008 through August 31, 2008 and thereafter, the Company shall pay Executive a base salary of Three Thousand Five Hundred Dollars ($3,500) per month, payable bi-weekly in equal installments (the "Base Salary"). The amount of the Base Salary may be increased at any time and from time to time by the Company's Board of Directors and may be adjusted annually to reflect changes in the Consumer Price Index for the San Diego base area. The payment of Base Salary shall be paid in accordance with Executive's tax status. No such change shall in any way abrogate, alter, terminate or otherwise effect the other terms of this Agreement.

3.02. ADDITIONAL BENEFITS. Subject to the conditions set forth in Section 3.00 and in addition to the Base Salary, Executive shall be entitled to all other benefits of employment as established from time to time and provided to the other management of the Company or its affiliates.

3.03. REIMBURSEMENT. If approved by the Company, Executive shall be reimbursed for all reasonable "out-of-pocket" business expenses for business travel and business entertainment incurred in connection with the performance of her duties under this Agreement subject to the provisions of the Company's employee manual and policy and procedure manual.

4.00. SCOPE OF DUTIES. The scope of Executive's duties to the Company include the following:

4.01. ASSIGNMENT OF DUTIES. Executive shall have such duties as may be assigned to her from time to time by the Company's Board of Directors commensurate with her experience and responsibilities in the position for which he is employed pursuant to Section 1.00. above. Such duties shall be exercised subject to the control and supervision of the Company's Board of Directors.

5.00. EXECUTIVE'S DEVOTION OF TIME. Executive hereby agrees to devote his such time, abilities and energy to the faithful performance of the duties assigned to him and to the promotion and forwarding of the business affairs of the Company, and not to divert any business opportunities from the Company to himself or to any other person or business entity.

5.01. FIDUCIARY DUTIES OF EXECUTIVE. Executive hereby agrees to promote and develop all business opportunities that come to his attention relating to current or anticipated future business of the Company, in a manner consistent with the best interests of the Company and with his duties under this Agreement. Should Executive discover a business opportunity while in the employ of the Company using the Company's resources that does not relate to the current or anticipated future business of the Company, he shall first offer such opportunity to the Company. Should the Company not exercise the Company's right to pursue this business opportunity within a reasonable period of time, not to exceed sixty (60) days, then Executive may develop the business opportunity for himself; provided, however, that such development may in no way conflict or interfere with the duties owed by Executive to the Company under this Agreement.

6.00. TERMINATION FOR CAUSE. The Company may terminate this Agreement at any time before the last day of the Term, or the last day of any Renewal Term, if this Agreement is not renewed on the mutual agreement of the parties, for "Cause." The term "Cause" as used herein shall mean:

7.01. The failure of the Executive to discharge or perform his duties and obligations under this Agreement with due diligence and care;

7.02. The refusal of the Executive to implement or adhere to lawful reasonable policies or directives of the Company's President and Chief Executive Officer;

7.03. Conduct of a criminal nature that may have an adverse impact on the Company's reputation and standing in the community;

7.04. Conduct that is in violation of the Executive's fiduciary responsibilities to the Company; or

7.05. Fraudulent conduct in connection with the business affairs of the Company, regardless of whether said conduct is designed to defraud the Company or others.

The existence of cause shall be determined in good faith by the Company=s Board of Directors. The Company shall provide written notification to the Executive of his dissatisfaction with respect to sub-sections 7.01., 7.02., and 7.06. above. If the Company provides such written notice to the Executive, the Executive shall have thirty (30) business days from the date of receipt of such notice to effect a cure of the dissatisfaction described therein and upon cure thereof by the Executive to the reasonable satisfaction of the Company=s Board of Directors, such event shall no longer constitute Termination.

For Cause for the purposes of this Agreement. If the Executive's employment is terminated for any of the reasons specified in sub-sections 7.03., 7.04., or 7.05., the Executive's employment may be terminated immediately without any advance written notice.

8.00. TERMINATION WITHOUT CAUSE. The Company's Board of Directors may also terminate this Employment Agreement without cause for any reason prior to the stated termination date of the Term or the stated termination date of any Renewal Term. If the Executive's employment is terminated pursuant to this Section, the Executive shall be entitled to ninety (90) days advance written notice of termination. The parties hereto further agree that:

8.01. RIGHTS TO SEVERANCE PAY. If, however, the Executive's employment is terminated pursuant to this Section 8.01., or pursuant to Section 6.00., or pursuant to Section 8.02. during any Term or Renewal Term, the Company shall, upon receipt by the Company of a full release of all claims that the Executive may have against the Company, pay to the Executive the biweekly installments of the base salary specified in Section 3.01. hereof, for such ninety (90) day notice period ("Severance Pay"), which Severance Pay shall be payable on a biweekly basis beginning with the Company's next regularly scheduled pay day following the Executive's termination. The Executive shall not be entitled to any other compensation or benefits set forth in this Agreement, except as may be separately negotiated by the parties hereto and approved by the Company's Board of Directors in writing in conjunction with the Executive's termination under this Section.

8.02. NORMAL TERMINATION. This Agreement shall be terminated if the parties mutually agree to terminate the term of Executive's employment or Executive's employment is otherwise terminated in accordance with this Agreement.

9.00. TERMINATION BY THE EXECUTIVE.

9.01. GENERAL. The Executive shall have the right to terminate this Agreement at any time. The Executive agrees to provide the Company with thirty (30) days prior written notice of any such termination. Except as set forth below, the Company's obligation to pay the Executive's base salary pursuant to Section 3.01. shall cease as of the Executive's last day of work.

9.02. TERMINATION FOR GOOD REASON. Notwithstanding the foregoing, in the event that the Executive resigns for Good Reason (as defined below), the Company shall be obligated to pay the Severance Pay on the terms set forth in Section 8.01. above. As used herein for purposes of this Agreement, "Good Reason" shall mean: (i) failure to pay the Executive's salary other than as provided or permitted herein, or (ii) a reduction in Executive's benefits, except a reduction which is applicable to all participants in such plans, or (iii) a request by the Company to the Executive to take or fail to take some action which would result in a violation of law or regulation by the Company or the Executive, or (iv) failure of the Company to comply with any of the terms and conditions of this Agreement. Unless the Executive provides written notification of his intention to resign within 20 business days after the Executive knows or has reason to know of the occurrence of any such event constituting Good Reason, the Executive shall be deemed to have consented thereto and such event shall no longer constitute Good Reason for purposes of this Agreement. If the Executive provides such written notice to the Company shall have 20 business days from the date of receipt of such notice to effect a cure of the event described therein and, upon cure thereof by the Company to the reasonable satisfaction of the Executive, such event shall no longer constitute Good Reason for purposes of this Agreement.

10.00. TERMINATION OF PRIOR AGREEMENTS. This Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to employment or with respect to the compensation of the Executive by the Company.

11.00. ASSIGNMENT. This Agreement is personal in nature and the Executive shall not, without the prior written consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of the merger, consolidation or transfer or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder. The Company shall have the right, but not the obligation, to freely assign its obligations.

12.00. NOTICE. Any notice under this Agreement must be in writing, may be telecopied, sent by 24-hour express guaranteed courier, or hand-delivered, or may be served by depositing the same in the United States mail, addressed to the party to be notified, postage-prepaid and registered or certified with a return receipt requested. The addresses of the parties for the receipt of notice shall be as provided above or as established by the Parties. Each party may change its address for notice by giving notice thereof in the manner specified above.

13.00. GOVERNING LAW. This Agreement and the documents referenced herein and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of California.

14.00. ENTIRE AGREEMENT. This Agreement together with Appendix I and Appendix II embodies the entire agreement of the parties respecting the matters within its scope and may be modified only in writing.

15.00. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right power hereunder at any one time or times.

16.00. ATTORNEY'S FEES. The Executive and the Company agree that in any arbitration or legal proceedings arising out of this Agreement, each party shall pay his or its own legal fees and expenses.

17.00. ARBITRATION. All claims, disputes and other matters in question between the parties concerning or arising out of the employment relationship, this Agreement and/or the termination of this Agreement shall be decided by arbitration in San Diego, California in accordance with the rules of the American Arbitration Association, unless the parties mutually agree otherwise. The award by the arbitrator shall be final, and judgment may be entered upon it in accordance with applicable law stated above in any California or Federal court having jurisdiction thereof.

18.00. COUNTERPART. This Agreement may be executed in any number of counterparts.

19.00. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law, statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken. All portions of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized President and the Executive has hereunto executed this Agreement, effective the first day written above.

THE COMPANY:
BY: _________________________ Peter Gilcud, President

THE EXECUTIVE:
BY: _________________________ Jesse M. De Castro